Exhibit 99.2

AMENDED AND RESTATED APPENDIX TO VOCALTEC
COMMUNICATIONS LTD.
AMENDED AND RESTATED 2003 MASTER STOCK OPTION PLAN -
 U.S.A. EMPLOYEES
(Last Restatement: December 17, 2010)

1. DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this USA Annex to the VocalTec Communications Ltd. Amended and Restated 2003 Master Stock Option Plan (the “PLAN") shall have the meaning ascribed to them under the Plan.

2. GENERAL

2.1
This Annex shall be deemed for all intents and purposes as an integral part of the Plan and shall apply only to participants who are residents of the United States or those who are deemed to be residents of the United States for tax purposes ("US GRANTEES"). This Annex amends the Plan so that the Plan complies with certain requirements under applicable USA law in general, and in particular with the provisions of Sections 83 and 421 through 424 of the Code (as defined hereunder). In any case of contradiction, whether explicit or implied, between the provisions of this Annex and the Plan, the provisions set out in this Annex shall prevail; provided that certain terms in the Plan that relate to Israeli persons (including but not limited to all references to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961) shall not be incorporated by reference into this Annex and shall not apply to Grantees under this Annex. For the avoidance of doubt, this Annex does not add to, or modify, the Plan in respect of any Grantees who are not US Grantees.

2.2
Options granted pursuant to this Annex Plan may contain such terms that would qualify the Options as Incentive Stock Options ("ISOS") within the meaning of Section 422(b) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE"), and are governed by the rules of Sections 421 through 424 of the Code. Options that do not contain such qualifying terms shall be referred to herein as Non-Statutory Stock Options ("NSSOS").

3. AWARD AGREEMENT

The Award Agreement shall state, INTER ALIA, the number of Ordinary Shares covered thereby, the type of Awards (and if the Awards are Options, whether an ISO or a NSSO), the terms and conditions upon which the Awards shall be issued and exercised and released from restriction (if and as applicable) pursuant to the Plan and this Annex, including the Award Price, the dates when Options may be exercised (subject to the Plan), the vesting schedule on which Options may exercised and the vesting schedule on which Restricted Shares may be released from restrictions.

4. ELIGIBILITY

ISOS may be granted only to Employees (as defined below) of the Company or any Subsidiary (as defined below) or Parent (as defined below). NSSOS may be granted to Grantees of the Company or any Subsidiary or Parent.

"CONSULTANT" shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

"EMPLOYEE" shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary, or any individual who is a member of the Board. An individual shall not cease to be an "Employee" upon the transfer of such individual's employment among the Company and its Subsidiaries.

"OUTSIDE DIRECTOR" shall mean a member of the Board who is not an Employee.

"PARENT" as defined in Section 424(e) of the Code.

"SUBSIDIARY" as defined in Section 424(f) of the Code.

"SERVICE PROVIDER" means Employees, Outside Directors and Consultants.

5. EXERCISE OF OPTIONS

5.1
Vested Options shall be exercised by the US Grantee, in accordance with Section 7 of the Plan, by giving a written notice to the Company, in such form and method as may be determined by the Company and, when applicable, in accordance with the requirements of the Code. Such exercise shall be effective upon receipt of such notice and the Award Price by the Company at its principal office. The notice shall specify the number of Ordinary Shares with respect to which the Option is being exercised.

5.2
No Option shall be exercisable after the earlier of: (i) in the event of ISOS, the expiration of 7 (seven) years from the date of grant of the Option; (ii) in the event of ISOS to a Ten Percent Shareholder (as defined below), the expiration of 5 (five) years from the date of grant; or (iii) any other expiration date set forth in the relevant Option Agreement.

 A "TEN PERCENT SHAREHOLDER" means a person who owns (or is deemed to  own pursuant to Section 424(d) of the Code) shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its affiliates.

5.3
In the event of ISOS, an Option may be exercised after the date of termination of the US Grantee's employment with, or service to, the Company or any Subsidiary thereof, without cause, within a period of 3 (three) months from the date of such termination, but only with respect to the number of Options already vested at the time of such termination according to the vesting schedule of the Options set forth in the relevant Option Agreement. In the event of termination for any other reason, the Options will be exercisable according to Sections 7(f) and 7(g) of the Plan.

6. OPTIONS PRICE

6.1
The Option Price of each Option shall be set forth in the US Grantee's Award Agreement, provided, however, that the Award Price of each ISO shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option on the date such Option is granted.

6.2
Notwithstanding Section 6.1 above, a Ten Percent Shareholder shall not be granted ISO unless the exercise price of such Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Ordinary Shares at the date of grant.

For avoidance of any doubt and subject to Sections 6.1 and 6.2 above, the Award Price of any Option shall be determined by the Board or the Committee, as the case may be, at its sole discretion.

6.3
To the extent the aggregate Fair Market Value (determined at the time of grant of the Option) of the Ordinary Shares with respect to which ISOS are exercisable for the first time by any US Grantee during any calendar year under all plans of the Company and its affiliates exceeds US $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NSSO.

7. ASSIGNABILITY AND SALE OF OPTIONS

No Option, whether fully paid or not, shall be assignable, transferable or given as collateral nor will any right with respect to it shall be given to any third party whatsoever, and during the lifetime of the US Grantee each and all of such US Grantee's rights to purchase Ordinary Shares shall be exercisable only by the US Grantee. Any transfer or other assignment of any Option or any right with respect to any Option made directly or indirectly, for an immediate or a future validation shall be void.

8. INTEGRATION OF THE CODE

8.1	The provisions of the Plan, this Annex and the Option Agreement shall be subject to the provisions of the Code, which shall be deemed an integral part thereof and hereof.

8.2
Any provision of the Code which is necessary in order to receive and/or to maintain any tax benefit pursuant to the Code, which is not expressly specified in the Plan, this Annex or the Award Agreement, shall be considered binding upon the parties to the Award Agreement.

9. TERMINATION OF EMPLOYMENT OR SERVICES

Notwithstanding Sections 7(f) and 7(g) of the Plan, in the case of ISOS, the term "disability" shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

10. EFFECTIVE DATE; TERM

This Annex shall be effective as of the date on which it is adopted by the Board and shall terminate at the end of ten (10) years from such date of adoption or its approval by the shareholders, whichever is earlier.

11. AMENDMENT TO THE PLAN AND ANNEX

11.1
Notwithstanding Section 14 of the Plan, no amendment alteration, suspension or termination of the Plan and/or this Annex shall be deemed effective for the purpose of grant of Options under this Annex, unless approved by the shareholders of the Company within 12 (twelve) months before or after  the adoption of such amendment alteration, suspension or termination, by the Board, if such shareholders' approval is required to comply with any applicable law, including but not limited to, any amendment that will:

(a)	increase the number of Ordinary Shares reserved for the Options under the Plan (except as provided in Section 9 of the Plan regarding adjustments upon changes in share capital); or

(b)
modify the requirements as to eligibility for participation in the Plan and/or this Annex to the extent that such modification requires shareholders approval in order for the Plan and/or this Annex to comply with Section 422 of the Code; or

(c)	modify the Plan and/or this Annex in any other way, if such modification requires shareholders approval in order for the Plan and/or this Annex to satisfy the requirements of Section 422 of the Code.

12. TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Award, from the payment for Ordinary Shares covered thereby, or from any other event or act (of the Company, and/or its Subsidiaries, and/or its Parent or the US Grantee), hereunder, for which the US Grantee is liable shall be borne solely by the US Grantee. The Company and/or its Subsidiaries, and/or its Parent shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the US Grantee shall agree to indemnify the Company and/or its Subsidiaries, and/or its Parent and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the US Grantee.

The receipt of these Awards and the acquisition of the shares to be issued upon the exercise of the Awards may result in tax consequences. The description of tax consequences set forth in the Plan, this Annex and the Award Agreement does not purport to be complete. THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE AWARDS.

The Company shall not be required to release any certificate representing any Ordinary Shares to an US Grantee until all required tax payments therefore have been fully made.

13. US GRANTEE'S REPRESENTATIONS

In the event the Ordinary Shares have not been registered under the United States Securities Act of 1933, as amended or any other applicable law at the time the Awards are granted or exercised, the US Grantee shall, if required by the Company, as a condition to the grant or exercise of all or any portion of the Award, deliver to the Company an investment representation statement in a form determined by the Company. The Company may also require the US Grantee to make any other representations that the Company or its counsel deems necessary to permit the issuance of the Ordinary Shares under applicable law.

14. CONVERSION OF ISOS INTO NSSOS; TERMINATION OF ISOS

The Board, at the written request of any US Grantee, may, in its discretion, take such actions as may be necessary to convert such US Grantee's ISOS (or any portions thereof) that have not been exercised on the date of conversion into NSSOS, at any time prior to the expiration of such ISOS, regardless of whether the US Grantee is an Employee of the Company or a Subsidiary or a Parent at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of such Options. At the time of such conversion, the Board (with the consent of the US Grantee) may impose such conditions on the exercise of the resulting NSSOS, as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan and/or this Annex. Nothing in the Plan and/or in this Annex shall be deemed to give any US Grantee the right to have such US Grantee's ISOS converted into NSSOS, and no such conversion shall occur unless and until the Board takes appropriate action. The Board, with the consent of the US Grantee, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

15. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition (as defined below) of any Ordinary Shares acquired upon the exercise of an ISO.

A "DISQUALIFYING DISPOSITION" means any disposition (including any sale) of such Ordinary Shares before a date which is both (i) two (2) years after the date the Employee was granted the ISO, and (ii) one (1) year after the date the Employee acquired Ordinary Shares by exercising the ISO. If the Employee has died before such Ordinary Share is sold, these holding periods requirements shall not apply and no Disqualifying Disposition can occur thereafter.

16. SPECIAL TERMS FOR RESTRICTED SHARES

In accordance with the terms of the Code, a US Grantee shall be responsible for payment of all taxes incurred in connection with the grant of Restricted Shares. Accordingly, upon the release of Restricted Shares from restrictions, or upon making a Section 83(b) Election, a US Grantee shall make provision for the payment of all required withholding to the Company.

"SECTION 83(B) ELECTION" means an election by a Grantee to include the Fair Market Value of a Share (less any amount paid for the Share) at the time of grant as part of the Grantee’s income in accordance with Section 83(b) of the Code. A Section 83(b) Election must be filed in writing with the Internal Revenue Service within thirty (30) days of the date of the Award, with a copy to the Company or affiliate with whom the Grantee is employed or otherwise engaged.

17. DEFERRED COMPENSATION.

To the extent that the Committee determines that any Award granted under the Plan and this Annex is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code, including providing for alternative definitions than those provided in the Plan and this Annex as needed to comply with Section 409A of the Code. To the extent applicable, the Plan, this Annex and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued hereafter. Notwithstanding any provision of the Plan or this Annex to the contrary, in the event that at any time hereafter the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued hereafter), the Committee may adopt such amendments to the Plan or the Annex and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. The Committee may permit deferrals of compensation pursuant to the terms of a US Grantee’s Award Agreement, a separate plan, or an Annex that (in each case) meets the requirements of Code Section 409A.